Exhibit 99.1

Terran Orbital Reports Full Year 2022 Financial Results and Another Year of Record Revenues

•
Record 2022 revenues of $94.2 million, an increase of 130%
•
Recently awarded record 300 satellite, $2.4 billion constellation from Rivada Space Networks
•
Commissioning Irvine expansion in 2023 to bring capacity up to 250 satellites per year
•
Announcing additional Irvine expansion to be online as soon as 2024

BOCA RATON, Fla., March 21, 2023 – Terran Orbital Corporation (NYSE: LLAP) ("Terran Orbital" or the "Company"), a leading manufacturer of satellite products primarily serving the United States aerospace and defense industry, today provided a business update and presented financial results and operational highlights for the three and twelve months ended December 31, 2022.

Full Year 2022 Financial and Operational Highlights

•
Generated a record $94.2 million of revenue in 2022, an increase of 130% year-over-year
•
Delivered a record 19 satellites, including 10 satellites for the Transport Layer of the Space Development Agency (SDA)
•
Received $100 million investment in October 2022 from Lockheed Martin and extended Strategic Cooperation Agreement to 2035
•
Backlog of $170.8 million at year end, an increase of 131% year-over-year, not including the $2.4 billion Rivada order
•
Full year 2022 net loss of $164.0 million compared to net loss of $139.0 million in 2021

2023 Business Highlights to Date

•
On pace to begin delivery of 42 Transport Layer Tranche 1 satellites to the SDA during 2023
•
Awarded $2.4 billion contract from Rivada Space Networks for 300 LEO satellites and related services in February 2023
•
Commissioning previously announced Irvine, CA expansion in 2023 to bring manufacturing capacity up to 250 satellites per year
•
Announcing additional Irvine expansion to be online as soon as 2024

Marc Bell, Co-Founder, Chairman & CEO, said, “We are thrilled with the continued strong execution of our team. On-time delivery is critical to our customers. We met our commitments and delivered ten satellites on schedule to Lockheed Martin for the Space Development Agency’s Transport Layer Tranche 0 in 2022. We expect to begin delivery of 42 Transport Layer Tranche 1 satellites in 2023. Leveraging this performance, we are preparing bids for Transport Layer Tranche 2 and other SDA programs including T2DES and Tracking Layer which represent nearly 300 satellites this and next year. On the commercial front, last month we were awarded a $2.4 billion contract to build the constellation of our new partner, Rivada Space Networks.”

Results for the Fourth Quarter and Full Year of 2022

Total revenue for the fourth quarter of 2022 was $31.9 million, up 197% compared to $10.7 million for the same period in the prior year and $94.2 million for the full year, up 130% over the same prior-year period. The increase in revenue was primarily due to the continued support of the SDA’s Transport Layer, inclusive of the completion and delivery of 10 satellites to Lockheed Martin for the Tranche 0 program. 2022 revenue performance was negatively impacted by an estimated $7.0 million of EAC adjustments on certain firm fixed price programs. EAC adjustments represent net changes during the period in our aggregate program contract values, estimated costs at completion and other program estimates, and include the impact of cost overruns and recognition of loss reserves.

Cost of sales for the quarter was $42.7 million compared to $10.0 million in the same period in the prior year, and $111.5 million for the full year, an increase of $77.6 million over the same prior-year period. The increase in cost of sales was primarily due to increases of $28.6 million and $70.6 million for the quarter and full year, respectively, from higher direct costs incurred in satisfying customer contracts and an increase in share-based compensation expense following the Tailwind Two merger. Cost of sales included an estimated negative impact of $11.3 million due to EAC adjustments on certain programs during 2022.

Gross (loss) profit was $(10.8) million for the fourth quarter, and $(17.3) million for the full year, in 2022, compared to $741 thousand for the fourth quarter, and $7.0 million for the full year in 2021. Excluding share-based compensation and depreciation and amortization included in cost of sales, Adjusted Gross (Loss) Profit(1) was $(7.3) million for the fourth quarter, and $(2.2) million for the full year, in 2022, compared to $1.7 million and $9.5 million in the same periods in 2021. EAC adjustments negatively impacted gross profit and Adjusted Gross Profit by an estimated $18.3 million during 2022.

Selling, general, and administrative expenses were $27.6 million in the fourth quarter of 2022, compared to $13.1 million for the same period in the prior year, and $111.9 million for the full year of 2022, compared to $43.7 million for 2021. The increase for the quarter was primarily driven by higher share-based compensation expense as a result of the Tailwind Two merger, and overall increases in salaries and wages, sales and marketing and other operating costs, partially offset by a decrease in accounting and legal fees. The increase for the full year was primarily driven by increases in share-based compensation expense, salaries and wages, research and development expenses, technology costs, and insurance and other operating costs, partially offset by a decrease in accounting and legal fees.

During the fourth quarter of 2022, the Company abandoned plans to invest in a company-owned constellation of Earth observation satellites. As a result, we recorded a loss on impairment of $22.4 million related to costs previously capitalized as construction-in-process associated with the development and construction of the initial satellites.

Our net loss for the fourth quarter of 2022 was $33.0 million compared to a net loss of $40.3 million for the same period in the prior year. The decrease in net loss for the quarter was driven by a decrease in the fair values of warrant and derivative liabilities following the Tailwind Two Merger and due to the non-recurring loss on extinguishment of debt recorded in the fourth quarter of 2021. These decreases were partially offset by the items discussed above, as well as a loss on impairment and higher interest expense recorded in the fourth quarter of 2022. Our net loss for the year was $164.0 million compared to a net loss of $139.0 million in the prior year. In addition to the items discussed above, the increase in net loss was driven by a loss on impairment and higher interest expense recorded in 2022, partially offset by a decrease in loss on extinguishment of debt and a decrease in the fair values of warrant and derivative liabilities in 2022.

Adjusted EBITDA(1) was $(26.1) million in the fourth quarter of 2022 compared to $(11.3) million in the same period for the prior year. The decrease in Adjusted EBITDA for the fourth quarter was primarily due to a decrease in Adjusted Gross Profit and an increase in selling, general, and administrative expenses related to salaries and wages, sales and marketing and other operating costs, partially offset by a decrease in accounting and legal fees. Adjusted EBITDA was $(69.5) million for 2022 compared to $(26.1) million in the prior year. The decrease in Adjusted EBITDA for the year was primarily due to a decrease in Adjusted Gross Profit and an increase in selling, general, and administrative expenses related to salaries and wages, research and development, and other operating costs.

Capital expenditures totaled $22.5 million for the full year 2022.

Backlog

Backlog represents the estimated dollar value of executed contracts, including both funded (firm orders for which funding is authorized and appropriated) and unfunded portions of such contracts, for which work has not been performed.

As of December 31, 2022, the Company’s backlog totaled approximately $170.8 million, a 131% increase since December 31, 2021, driven primarily by the Company’s major contract awards during the year including an award to build 42 satellites for the SDA Tranche 1 Transport Layer. The Company’s year-end backlog includes over 60 satellites in various stages of completion but does not include the Rivada contract signed in February 2023.

Balance Sheet and Liquidity

As of December 31, 2022, Terran Orbital had $93.6 million of cash on hand and approximately $302.2 million in gross debt obligations. The Company’s debt includes $22.5 million in connection with an obligation under one of the PIPE investment subscription agreements, all of which is payable in cash or equity at the Company’s option, subject to certain requirements.

In order to proceed with our strategic business plan, we will likely need to raise additional funds in the future through the issuance of additional debt, equity (including additional equity through our B. Riley committed equity facility or other equity source), or other commercial arrangements, which may not be available to us when needed or on terms that we deem to be favorable.

Subsequent Events

On February 22, 2023, Terran Orbital announced that it was awarded a $2.4 billion contract from Rivada Space Networks to design, build and deploy 300 low Earth orbit (LEO) satellites, with a customer option for an additional 300 satellites. The contract includes the construction of the satellite bus, integration of specialized payloads and development of portions of the ground segment.

Outlook

The Company continues to focus on the successful execution of existing contracts and delivery of satellites on schedule, while also continuing to expand capacity, develop new solutions, and win new contracts to expand its backlog. The Company expects to begin delivery of 42 satellite buses for the Space Development Agency’s Tranche 1 Transport Layer and anticipates that it will commence development work for the Rivada Space Networks constellation in 2023.

(1) This is a non-GAAP financial measure. Definitions of the non-GAAP financial measures used in this press release and reconciliations of such measures to their nearest GAAP measures are included below.

Conference Call Information

As previously announced, Terran Orbital’s 2022 earnings call is scheduled for 11:00 a.m. ET today. The live webcast will be accessible on the Terran Orbital Investor Relations website at investors.terranorbital.com. The call can also be accessed by dialing 844-200-6205 within the U.S. and by dialing 929-526-1599 outside of the U.S. The passcode for both is 553921. A replay will be available by accessing the same link as listed above.

About Terran Orbital

Terran Orbital is a leading manufacturer of satellite products primarily serving the aerospace and defense industries. Terran Orbital provides end-to-end satellite solutions by combining satellite design, production, launch planning, mission operations, and on-orbit support to meet the needs of the most demanding military, civil, and commercial customers. Learn more at www.terranorbital.com.

CONTACT:
investors@terranorbital.com
949-202-8476

Forward-Looking Statements

This press release contains, and the Company’s officers and representatives may from time to time make other public written and verbal announcements that contain, “forward-looking statements” for purposes of the federal securities laws. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements, other than statements of present or historical facts, contained in this press release, regarding our business strategy, future operations, our ability to execute, the industry in which we operate, expectations regarding key customer contracts, and expectations, plans and objectives of management are forward-looking statements. Forward-looking statements are typically identified by such words as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook, “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “will,” “should,” “would” and “could” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements involve a number of risks, uncertainties (many of which are beyond our control), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements contained in this press release, including, but not limited to: Rivada’s ability to obtain funding to continue to finance its operations and fund our manufacturing contract; the status of Rivada’s regulatory approvals for its constellation and business operations and continuing ability to receive and maintain required regulatory approvals to conduct its business; Rivada’s right to terminate our contract for convenience or default; our ability to scale-up our manufacturing processes and facilities in order to meet the demands of this program; design and engineering flaws that may exist in our products and the failure of our components and satellites to operate as intended; our ability to finance our operations, research and development activities and capital expenditures; expectations regarding our strategies and future financial performance, including our future business plans or objectives, anticipated cost, timing and level of deployment of satellites, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, retention and expansion of our customer base, product and service offerings, pricing, marketing plans, operating expenses, market trends, revenues, margins, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives; the ability to implement business plans, forecasts, and other expectations, and to identify and realize additional opportunities; anticipated timing, cost, financing and development of our satellite manufacturing capabilities; prospective performance and commercial opportunities and competitors; our ability to finance our operations, research and development activities and capital expenditures; our success in retaining or recruiting, or changes required in, our officers, key employees or directors; our expansion plans and opportunities; our ability to comply with domestic and foreign regulatory regimes and the timing of obtaining regulatory approvals; our ability to finance and invest in growth initiatives; geopolitical risk and changes in applicable laws or regulations; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; the possibility that the COVID-19 pandemic, or another major disease, natural disaster, or threat to the physical security of our facilities or employees disrupts our business; supply chain disruptions, including delays, increased costs and supplier quality control challenges; the ability to attract and retain qualified labor and professionals and our reliance on a highly skilled workforce, including technicians, engineers and other professionals; our ability to achieve profitability and meet expectations regarding cash flow from operations and investments; our leverage and our ability to service cash debt payments and comply with debt maintenance covenants, including meeting minimum liquidity and operating profit covenants; our ability to access invested cash or cash equivalents upon failure of any financial institutions we bank with; limited access, or access on unfavorable terms, to equity and debt capital markets and other funding sources that will be needed to fund operations and make investments; litigation and regulatory enforcement, including the diversion of management time and attention and the additional costs and demands on our resources; and the other risks disclosed in our filings with the Securities and Exchange Commission (the

“SEC”) from time to time, including under the heading “Risk Factors” in the prospectus dated June 16, 2022 related to our Registration Statement on Form S-1, as amended (File No. 333-264447), which was declared effective by the SEC on June 23, 2022.

These forward-looking statements are based on management’s current expectations, plans, forecasts, assumptions, and beliefs concerning future developments and their potential effects. There can be no assurance that the future developments affecting us will be those that we have anticipated, and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. New risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. You should read this press release with the understanding that our actual future results may be materially different from the expectations disclosed in the forward-looking statements we make. All forward-looking statements we make are qualified in their entirety by this cautionary statement. The forward-looking statements contained in this press release are made as of the date of this press release, and we do not assume any obligation to, and we do not intend to, update any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

TERRAN ORBITAL CORPORATION

Consolidated Balance Sheets (Unaudited)

(In thousands)

	December 31,
	2022	2021
Assets:
Cash and cash equivalents	$93,561	$27,325
Accounts receivable, net	4,754	3,723
Contract assets, net	6,763	2,757
Inventory	24,133	7,783
Prepaid expenses and other current assets	9,710	57,639
Total current assets	138,921	99,227
Property, plant, and equipment, net	24,743	35,530
Other assets	18,990	639
Total assets	$182,654	$135,396
Liabilities, mezzanine equity and shareholders' deficit:
Current portion of long-term debt	$7,739	$14
Accounts payable	21,188	9,366
Contract liabilities	27,228	17,558
Reserve for anticipated losses on contracts	2,860	886
Accrued expenses and other current liabilities	11,721	76,136
Total current liabilities	70,736	103,960
Long-term debt	142,620	115,134
Warrant and derivative liabilities	39,950	5,631
Other liabilities	20,769	2,028
Total liabilities	274,075	226,753

Mezzanine equity:
Redeemable convertible preferred stock	-	8,000
Shareholders' deficit:
Preferred stock	-	-
Common stock	14	8
Additional paid-in capital	269,574	97,737
Accumulated deficit	(361,168)	(197,066)
Accumulated other comprehensive income (loss)	159	(36)
Total shareholders' deficit	(91,421)	(99,357)
Total liabilities, mezzanine equity and shareholders' deficit	$182,654	$135,396

TERRAN ORBITAL CORPORATION

Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenue	$31,923	$10,748	$94,237	$40,906
Cost of sales	42,710	10,007	111,494	33,912
Gross (loss) profit	(10,787)	741	(17,257)	6,994
Selling, general, and administrative expenses	27,587	13,123	111,870	43,703
Loss on impairment	23,694	-	23,694	-
Loss from operations	(62,068)	(12,382)	(152,821)	(36,709)
Interest expense, net	9,637	1,791	26,644	7,965
Loss on extinguishment of debt	-	27,922	23,141	96,024
Change in fair value of warrant and derivative liabilities	(40,975)	(1,792)	(43,300)	(1,716)
Other expense (income)	2,147	(66)	4,514	(38)
Loss before income taxes	(32,877)	(40,237)	(163,820)	(138,944)
Provision for income taxes	102	16	160	38
Net loss	(32,979)	(40,253)	(163,980)	(138,982)
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(132)	6	195	168
Total comprehensive loss	$(33,111)	$(40,247)	$(163,785)	$(138,814)
Weighted-average shares outstanding - basic and diluted	142,930,585	78,535,842	128,261,443	76,713,895
Net loss per share - basic and diluted	$(0.23)	$(0.51)	$(1.28)	$(1.81)

TERRAN ORBITAL CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(163,980)	$(138,982)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,008	3,053
Non-cash interest expense	14,309	7,908
Share-based compensation expense	51,082	678
Provision for losses on receivables and inventory	3,598	877
Loss on impairment	23,694	-
Loss on extinguishment of debt	23,141	96,024
Change in fair value of warrant and derivative liabilities	(43,300)	(1,716)
Amortization of operating right-of-use assets	994	-
Other non-cash, net	1,000	(567)
Changes in operating assets and liabilities:		-
Accounts receivable, net	376	(1,687)
Contract assets	(4,054)	(901)
Inventory	(14,564)	(5,393)
Prepaid expenses and other current assets	105	596
Accounts payable	12,981	2,161
Contract liabilities	10,012	(229)
Reserve for anticipated losses on contracts	1,975	(1,322)
Accrued expenses and other current liabilities	(2,685)	4,634
Accrued interest	(1,835)	-
Other, net	1,339	(21)
Net cash used in operating activities	(81,804)	(34,887)
Cash flows from investing activities:
Purchases of property, plant, and equipment	(22,469)	(16,352)
Net cash used in investing activities	(22,469)	(16,352)
Cash flows from financing activities:
Proceeds from long-term debt	77,369	58,241
Proceeds from warrants and derivatives	101,734	16,759
Proceeds from Tailwind Two Merger and PIPE Investment	58,424	-
Proceeds from issuance of common stock	14,791	-
Proceeds from issuance of common stock under the Committed Equity Facility	1,795	-
Repayment of long-term debt	(32,890)	(10)
Payment of issuance costs	(49,515)	(8,880)
Proceeds from exercise of stock options	356	242
Payment of withholding taxes on net share settlements	(1,515)	-
Net cash provided by financing activities	170,549	66,352

Effect of exchange rate fluctuations on cash and cash equivalents	(40)	(124)

Net increase in cash and cash equivalents	66,236	14,989
Cash and cash equivalents at beginning of period	27,325	12,336
Cash and cash equivalents at end of period	$93,561	$27,325

TERRAN ORBITAL CORPORATION

Non-GAAP Measures

To provide investors with additional information in connection with our results as determined in accordance with GAAP, we disclose the non-GAAP financial measures Adjusted Gross Profit and Adjusted EBITDA. These non-GAAP measures may be different from non-GAAP measures made by other companies. These measures may exclude items that are significant in understanding and assessing our financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income or other measures of financial performance or liquidity under GAAP.

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted Gross Profit

We define Adjusted Gross Profit as gross profit or loss adjusted for (i) share-based compensation expense included in cost of sales and (ii) depreciation and amortization included in cost of sales.

We believe that the presentation of Adjusted Gross Profit is appropriate to provide additional information to investors about our gross profit adjusted for certain non-cash items. Further, we believe Adjusted Gross Profit provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted Gross Profit. Adjusted Gross Profit does not take into account all items which directly affect our gross profit or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted Gross Profit in conjunction with gross profit or loss as calculated in accordance with GAAP.

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Gross (loss) profit	$(10,787)	$741	$(17,257)	$6,994
Share-based compensation expense	2,595	23	12,652	125
Depreciation and amortization	886	935	2,415	2,350
Adjusted gross (loss) profit	$(7,306)	$1,699	$(2,190)	$9,469

TERRAN ORBITAL CORPORATION

Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

(In thousands)

Adjusted EBITDA

We define Adjusted EBITDA as net income or loss adjusted for (i) interest, (ii) taxes, (iii) depreciation and amortization, (iv) share-based compensation expense, (v) loss on extinguishment of debt, (vi) change in fair value of warrant and derivative liabilities, and (vii) other non-recurring and/or non-cash items.

We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.

There are material limitations to using Adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items, including depreciation and amortization, interest, taxes, and other adjustments which directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently and by considering Adjusted EBITDA in conjunction with net income or loss as calculated in accordance with GAAP.

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net loss	$(32,979)	$(40,253)	$(163,980)	$(138,982)
Interest expense, net	9,637	1,791	26,644	7,965
Provision for income taxes	102	16	160	38
Depreciation and amortization	1,396	836	4,008	3,053
Share-based compensation expense	10,728	147	51,082	678
Loss on extinguishment of debt	-	27,922	23,141	96,024
Change in fair value of warrant and derivative liabilities	(40,975)	(1,792)	(43,300)	(1,716)
Loss on impairment	23,694	-	23,694	-
Other, net(a)	2,320	42	9,075	6,796
Adjusted EBITDA	$(26,077)	$(11,291)	$(69,476)	$(26,144)

(a) - Represents other expense and other charges and items. Non-recurring legal and accounting fees related to our transition to a public company and financing transactions are included herein.